Exhibit 99.1

HALOZYME PROVIDES 2021 FINANCIAL GUIDANCE HIGHLIGHTED BY STRONG REVENUE AND EPS GROWTH

– 2021 Revenue Guidance of $375 to $395 Million Representing 40%-45% Growth over Expected 2020 Revenue –

– 2021 Royalties Projected to Double versus Expected 2020 Royalties –

– 2021 EPS Guidance of $1.40 to $1.55 Representing 55%-70% Growth over
Expected 2020 EPS –

SAN DIEGO, January 11, 2021 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today introduced 2021 financial guidance and commented on its outlook for the year.

“2020 was a year of tremendous accomplishment at Halozyme highlighted by our successful transition to revenue growth and profitability, 2 U.S. FDA approvals and 2 European Commission approvals for ENHANZE® partner products, and successful completion of $150 million in share repurchases in 2020,” said Dr. Helen Torley, president and chief executive officer. “We are delighted with the strong first six months post launch market adoption of DARZALEX FASPRO® in the US, which drove a return to royalty revenue growth in 2020. In 2021 we expect continued strong revenue and earnings growth driven by continued uptake of subcutaneous DARZALEX® in US and international markets and by uptake of Roche’s Phesgo®, which received approval from the European Commission in late December 2020. In addition, we expect to create catalysts for growth well into the future based on the advancement of multiple partners’ ENHANZE® drug development programs.”

Anticipated 2021 Key Events :
•Strong subcutaneous DARZALEX® (daratumumab) royalty revenue growth driven by continued US and international market uptake;
•Potential Ministry of Health, Labour and Welfare approval in Japan for Janssen’s subcutaneous DARZALEX® utilizing ENHANZE®;
•Potential U.S. FDA approval of DARZALEX FASPRO® (daratumumab and hyaluronidase-fihj) in light chain amyloidosis;
•Strong Phesgo® (pertuzumab, trastuzumab and hyaluronidase) royalty revenue growth driven by adoption in US and Europe;
•Two new products entering Phase 3 development, resulting in a total of 4 products in Phase 3, including Roche’s TECENTRIQ® (atezolizumab) and argenx’s efgartigimod;
•Five new Phase 1 trial starts for ENHANZE® partner programs resulting in a total of 13 Phase 1 studies completed or ongoing by end of 2021;

•Continued commitment to capital return with up to $125 million in share repurchases anticipated in 2021 as part of the $550 million three-year share repurchase plan authorized by Halozyme’s board of directors in November 2019.

2021 Financial Guidance

For 2021, Halozyme expects revenues of $375 million to $395 million, representing growth of approximately 40% to 45% over 2020 expected revenue. This revenue guidance, per the Company’s standard practice, excludes any potential new ENHANZE® deals. Notably, in comparison to 2020 expected results the Company expects a doubling in revenue from royalties, a significant increase in product sales related to API, and revenue under collaborative agreements in a similar range to the substantial milestones expected in 2020.

The Company further expects GAAP earnings per share of $1.40 to $1.55, representing growth of approximately 55% to 70% over 2020 expected EPS. Guidance includes the impact of an accounting change for convertible notes which eliminates non-cash interest expense.

Table 1. 2021 Financial Guidance

Guidance Range
Net Revenue	$375 million to $395 million
Earnings Per Share (GAAP)	$1.40 to $1.55

The Company plans to report fourth quarter and full year 2020 financial results on February 23, 2021.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises and supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients' lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has positively impacted more than 400,000 patient lives via five commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion, argenx and Horizon Therapeutics. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth in this presentation include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2021) and expectations for profitability, revenue, expenses and earnings-per-share and the Company’s plans to continue its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company’s ENHANZE® business may include potential growth driven by our partners’ development and commercialization efforts, potential new ENHANZE® collaborations and collaborative targets and regulatory approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, unexpected delays in the execution of the Company’s share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business or in the development, regulatory review or commercialization of ENHANZE® products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events, patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com